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As filed with the Securities and Exchange Commission on June 3, 2003

Registration No. 333-105523

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AFFILIATED MANAGERS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3218510
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Hale Street
Prides Crossing, Massachusetts 01965
(617) 747-3300

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William J. Nutt
Chief Executive Officer and Chairman of the Board
Affiliated Managers Group, Inc.
600 Hale Street
Prides Crossing, Massachusetts 01965
(617) 747-3300

(Name and address, including zip code, and telephone number, of agent for service)

Copies to:

Martin Carmichael III, P.C.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

(617) 570-1000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Subject to completion, dated June 3, 2003

The information in this prospectus is not complete and may be changed. No selling securityholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$300,000,000
 Affiliated Managers Group, Inc.

Floating Rate Convertible Senior Debentures due 2033
and Common Stock Issuable Upon Conversion of the Debentures

The Offering:

        We issued the debentures in a private placement in February 2003 at an issue price of $1,000 per debenture. This prospectus will be used by selling securityholders to resell their debentures and the common stock issuable upon conversion of their debentures. The debentures will mature on February 25, 2033. The debentures bear regular interest at an annual rate equal to 3-month LIBOR, reset quarterly, minus 0.50%. Regardless of the level of 3-month LIBOR, however, the annual rate of regular interest on the debentures will never be less than zero and, after February 25, 2008, the annual rate of regular interest will not exceed 3.25%. Interest will be payable quarterly in arrears on February 25, May 25, August 25 and November 25 of each year, beginning May 25, 2003. The debentures are unsecured obligations of Affiliated Managers Group and rank equally with all of our other unsecured and unsubordinated indebtedness.

Convertibility of the Debentures:

        Holders may convert each $1,000 principal amount of their debentures into a number of shares of our common stock determined as set forth in this prospectus and which we refer to as the Conversion Rate: (1) in any calendar quarter (commencing after June 30, 2003) if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of that preceding calendar quarter is more than 120% of the Base Conversion Price (initially 120% of $81.25, or $97.50), as defined herein, (2) if the credit rating of the debentures drops below a specified rating, (3) if such debentures have been called for redemption, or (4) upon the occurrence of certain corporate transactions described herein. Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and common stock in an amount described herein. Our common stock is listed on the New York Stock Exchange under the symbol "AMG." On May 20, 2003, the last reported sale price of our common stock was $47.85.

Contingent Interest:

        We will pay additional quarterly interest to holders of the debentures during any six-month period from February 26 to August 25 or August 26 to February 25, commencing after February 25, 2008, if the average market price of the debentures for a five trading day measurement period preceding the applicable six-month period equals 120% or more of the principal amount of the debentures. The contingent interest payable per debenture within any six-month period will equal an annual rate of 0.25% of the average market price of a debenture for the five trading day measuring period and will be payable on the two interest payment dates for the debentures next succeeding the first day of the relevant six month period. For United States federal income tax purposes, the debentures will constitute contingent payment debt instruments. You should read the discussion under "Certain United States Federal Income Tax Considerations" beginning on page 34.

Purchase of the Debentures by Affiliated Managers Group at the Option of the Holder:

        Holders may require us to purchase all or a portion of their debentures on February 25, 2008, 2013, 2018, 2023 and 2028 at a price equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest to, but excluding, such purchase date. We may choose to pay the purchase price in cash, shares of our common stock or a combination of cash and common stock. In addition, upon a change in control of Affiliated Managers Group, as defined in the indenture governing the debentures, occurring on or before February 25, 2008, each holder may require us to purchase for cash all or a portion of such holder's debentures, at 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of purchase.

Redemption of the Debentures at Our Option:

        We may redeem for cash all or a portion of the debentures at any time on or after February 25, 2008 at a price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

        Investing in the debentures involves risks that are described in the "Risk Factors" section beginning on page 8 of this prospectus.

        We will not receive any of the proceeds from the sale of the debentures or the common stock by any of the selling securityholders. The debentures and the common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See "Plan of Distribution." The selling securityholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended, or "Securities Act." If any broker-dealers are used by the selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any debentures or common stock as principals, any profits received by these broker-dealers on the resale of the debentures or common stock, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2003.

TABLE OF CONTENTS

Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Ratio of Earnings to Fixed Charges
Description of Debentures
Description of Common Stock
Certain United States Federal Income Tax Considerations
Selling Securityholders
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information

SUMMARY

        Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus before making an investment decision. Except as otherwise indicated, when used in this prospectus, the terms "Affiliated Managers Group," "we," "our" and "us" refer to Affiliated Managers Group, Inc., and not our Affiliates or other subsidiaries.

Affiliated Managers Group, Inc.

        We are an asset management company with equity investments in a diverse group of mid-sized investment management firms, or our "Affiliates." As of March 31, 2003, our affiliated investment management firms managed approximately $68.4 billion in assets across a broad range of investment styles and in three principal distribution channels: High Net Worth, Mutual Fund and Institutional. We pursue a growth strategy designed to generate shareholder value through the internal growth of our existing business across these three channels, in addition to investments in mid-sized investment firms and strategic transactions and relationships designed to enhance our Affiliates' businesses and growth prospects.

        In February 2003, we sold $300,000,000 aggregate principal amount at maturity of Floating Rate Convertible Senior Debentures due 2033, or "debentures," to Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the "initial purchaser," in a private placement. The initial purchaser in turn sold these debentures to qualified institutional buyers, who may resell the debentures and the common stock issuable upon conversion of the debentures, pursuant to this prospectus.

        Our executive offices are located at 600 Hale Street, Prides Crossing, Massachusetts 01965 and our telephone number is (617) 747-3300.

The Offering

Debentures	$300,000,000 aggregate principal amount of Floating Rate Convertible Senior Debentures due 2033.
Maturity	February 25, 2033.
Regular Interest
The debentures bear regular interest at an annual rate equal to 3-month LIBOR, reset quarterly, minus 0.50%. Regardless of the level of 3-month LIBOR, however, the annual rate of regular interest on the debentures will never be less than zero and, after February 25, 2008, the annual rate of regular interest will not exceed 3.25%. Interest will be payable quarterly in arrears on February 25, May 25, August 25 and November 25 of each year, beginning May 25, 2003.
Contingent Interest
We will pay contingent interest to holders of the debentures during any six-month period from February 26 to August 25 or August 26 to February 25, commencing after February 25, 2008, if the average market price of the debentures for the five trading days ending on the third trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the debentures.

The contingent interest payable per debenture in respect of any six-month period in which contingent interest is payable will equal an annual rate of 0.25% of the average market price of a debenture for the five trading day measuring period.

Contingent interest, if any, will accrue and be payable on the two quarterly interest payment dates for the debentures next succeeding the first day of the relevant six-month period.
Conversion Rate	If the Applicable Stock Price is less than or equal to the Base Conversion Price, then the Conversion Rate will be the Base Conversion Rate.
If the Applicable Stock Price is greater than the Base Conversion Price, the Conversion Rate will be determined in accordance with the following formula:
Base Conversion Rate +	[	(the Applicable Stock Price - the Base Conversion Price) the Applicable Stock Price	× the Incremental Share Factor	]

The "Base Conversion Rate" is 12.3077, subject to adjustment as described under "Description of Debentures—Conversion Rights—Base Conversion Rate Adjustments." The "Base Conversion Price" is a dollar amount (initially $81.25) derived by dividing $1,000 by the Base Conversion Rate. The "Incremental Share Factor" is 7.5, subject to the same proportional adjustment as the Base Conversion Rate. The "Applicable Stock Price" is equal to the average of the closing sale prices of our common stock over the five-trading day period starting the third trading day following the conversion date of the debentures.
Conversion Rights
For each $1,000 principal amount of debentures surrendered for conversion, if specified conditions are satisfied, a holder will receive a number of shares of our common stock equal to the Conversion Rate.

Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and common stock. If we elect to pay holders cash for their debentures, the payment will be based on the Applicable Stock Price.

If we have not given notice of redemption specifying that we intend to deliver cash upon conversion thereafter, we must give notice of our election to deliver cash not more than two business days after the conversion date.

The Base Conversion Rate may be adjusted for certain reasons specified under "Description of Debentures—Conversion Rights—Base Conversion Rate Adjustments." Upon conversion, a holder will not receive any cash payment representing accrued interest (unless such debenture or portion thereof is converted after a record date but prior to the next succeeding interest payment date or the debenture has been called for redemption on a redemption date that occurs between a regular record date and the interest payment date to which it relates). Instead, interest will be deemed paid by the shares of common stock received by the holder on conversion. See "Description of Debentures—Conversion Rights."

Commencing after June 30, 2003, holders may surrender debentures for conversion into shares of common stock in any calendar quarter (and only during such calendar quarter), if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the Base Conversion Price (initially 120% of $81.25, or $97.50).

Holders may also surrender debentures for conversion when the credit rating assigned to the debentures is below BB- by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors, or "S&P," or, if S&P is not making ratings of the debentures public, another nationally recognized U.S. rating agency selected by us has assigned a credit rating below BB- or the equivalent.

Debentures or portions of debentures in integral multiples of $1,000 principal amount called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date, even if the debentures are not otherwise convertible. In addition, if we make a significant distribution to our shareholders or if we are a party to certain consolidations, mergers or binding share exchanges, debentures may be surrendered for conversion as provided in "Description of Debentures—Conversion Rights." The ability to surrender debentures for conversion will expire at the close of business on the business day immediately preceding February 25, 2033, unless they have previously been called for redemption or repurchased. See "Description of Debentures—Conversion Rights."
Ranking
The debentures are unsecured and unsubordinated obligations and rank on a parity in right of payment with all existing and future unsecured and unsubordinated indebtedness of Affiliated Managers Group, including our outstanding zero coupon convertible senior notes and our outstanding mandatory convertible debt securities. The debentures are structurally subordinated to the indebtedness and other liabilities of our Affiliates and subsidiaries. Our borrowings under our credit facility are collateralized by pledges of all of our interests in our Affiliates and subsidiaries. As of March 31, 2003, our Affiliates and subsidiaries had debt outstanding of approximately $0.8 million, in addition to other liabilities, including trade payables, to which the debentures would have been structurally subordinated. As of March 31, 2003, under our credit facility we had no borrowings outstanding and $250 million available for borrowing. Subject to the agreement of the lenders (or prospective lenders) in the facility to increase commitments, we have the option to increase the facility to $350 million.
Sinking Fund	None.

U.S. Federal Income Taxation
The debentures are characterized as contingent payment debt instruments for U.S. federal income tax purposes, and are subject to U.S. federal income tax regulations applicable to contingent payment debt instruments. Based on that treatment, holders of the debentures generally will be required to accrue interest income on the debentures, which we refer to as tax original issue discount, in the manner described in this prospectus, regardless of whether the holder uses the cash or accrual method of tax accounting. You will be required, in general, to include tax original issue discount in income based on the rate at which we would issue a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to those of the debentures, which rate is expected to exceed the stated interest on the debentures. Accordingly, it is expected that you will be required to include interest in taxable income each year in excess of the accruals on the debentures for non-tax purposes (i.e., in excess of the stated quarterly regular interest payments and any contingent interest payments) actually received in that year. Furthermore, upon a sale, purchase by us at your option, exchange, conversion or redemption of the debentures, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the debentures. The amount realized by you will include the fair market value of any common stock you receive. Any gain on a sale, purchase by us at your option, exchange, conversion, or redemption of the debentures will be treated as ordinary interest income. You should consult your tax advisor as to the U.S. federal, state, local or other tax consequences, as well as any foreign tax consequences, of acquiring, owning, and disposing of the debentures. See "Certain United States Federal Income Tax Considerations."
Redemption of Debentures at Our Option
We may redeem for cash all or a portion of the debentures at any time on or after February 25, 2008 at a price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. Holders may convert their debentures after they are called for redemption at any time prior to the close of business on the second business day preceding the redemption date. Our notice of redemption will inform the holders of our election to deliver shares of our common stock or to pay cash or a combination of cash and common stock in the event that a holder elects to convert debentures in connection with the redemption. See "Description of the Debentures—Redemption of Debentures at Our Option."

Purchase of Debentures by Us at the Option of Holder
Holders may require us to purchase all or a portion of their debentures on February 25, 2008, 2013, 2018, 2023 and 2028 at a price equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest to, but excluding, such purchase date. We may choose to pay the purchase price in cash, shares of common stock or a combination of cash and shares of common stock. After receiving notice of such choice, you may withdraw your election. We may also add additional purchase dates on which holders may require us to purchase all or a portion of their debentures. See "Description of the Debentures—Purchase of Debentures by Us at the Option of the Holder."
Change in Control
Upon a change in control (as defined in the indenture governing the debentures) of Affiliated Managers Group occurring at any time on or before February 25, 2008, each holder may require us to purchase all or a portion of such holder's debentures for cash at a price equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest to, but excluding, the date of purchase. See "Description of the Debentures—Change in Control Permits Purchase of Debentures by Us at the Option of the Holder."
Use of Proceeds
We will not receive any of the proceeds from the sale of the debentures or the common stock issuable upon conversion of the debentures by the selling securityholders. See "Selling Securityholders" for a list of those entities receiving proceeds from the sale of debentures.
DTC Eligibility
The debentures were issued in book-entry form and are represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or "DTC," in New York, New York. Beneficial interests in any such securities are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of the Debentures—Book-Entry System."

RISK FACTORS

        YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE DEBENTURES. SOME FACTORS IN THIS SECTION ARE "FORWARD-LOOKING STATEMENTS." FOR A DISCUSSION OF THOSE STATEMENTS AND OF OTHER FACTORS FOR INVESTORS TO CONSIDER, SEE "FORWARD-LOOKING STATEMENTS."

Risks Relating to Affiliated Managers Group

Declines in the equity markets adversely affect our performance.

        Our Affiliates' investment management contracts typically provide for payment based on the market value of assets under management, and payments will be adversely affected by declines in the equity markets. In addition, certain of our Affiliates' investment management contracts include fees based on investment performance, which are directly dependent upon investment results and thus often vary substantially from year to year. Unfavorable market performance, fluctuations in the prices of specific securities, asset withdrawals or other changes in the investment patterns of our Affiliates' clients may reduce our Affiliates' assets under management, which in turn may adversely affect the fees payable to our Affiliates and, ultimately, our consolidated results of operations and financial condition.

Our growth strategy depends upon continued growth from our existing Affiliates and upon our making new investments in mid-sized investment management firms.

        Our Affiliates may not be able to maintain their respective levels of performance or contribute to our growth at their historical levels. Also, our Affiliates may be unable to carry out their management succession plans, which may adversely affect their operations and revenue streams.

        The success of our investment program will depend upon our ability to find suitable firms in which to invest and our ability to negotiate agreements with such firms on acceptable terms. We cannot be certain that we will be successful in finding or investing in such firms or that they will have favorable operating results following our investment, which could have an adverse effect on our business, financial condition and results of operations.

The failure to receive regular distributions from our Affiliates would adversely affect us, and our holding company structure results in substantial structural subordination and may affect our ability to make payments on our obligations, including the debentures.

        The debentures are unsecured and unsubordinated obligations exclusively of Affiliated Managers Group. Because we are a holding company, we receive substantially all of our cash from distributions made to us by our Affiliates. An Affiliate's payment of distributions to us may be subject to claims by the Affiliate's creditors and to limitations applicable to the Affiliate under federal and state laws, including securities and bankruptcy laws. Additionally, an Affiliate may default on some or all of the distributions that are payable to us. As a result, we cannot guarantee that we will always receive these distributions from our Affiliates. The failure to receive the distributions to which we are entitled under our agreements with our Affiliates would adversely affect us, and may affect our ability to make payments on our obligations, including the debentures.

        Our right to receive any assets of our Affiliates or subsidiaries upon their liquidation or reorganization, and thus the right of the holders of securities issued by us to participate in those assets, typically would be subordinated to the claims of that entity's creditors. In addition, even if we were a creditor of any of our Affiliates or subsidiaries, our rights as a creditor would be subordinate to any security interest and indebtedness that is senior to us.

The agreed-upon expense allocation under our revenue sharing arrangements with Affiliates may not be large enough to pay for all of that Affiliate's operating expenses.

        Our Affiliates have generally entered into agreements with us under which they have agreed to pay us a specified percentage of their gross revenue, while retaining a percentage of revenue for use in paying that Affiliate's operating expenses. We may not anticipate and reflect in those agreements possible changes in the revenue and expense base of any Affiliate, and the agreed-upon expense allocation may not be large enough to pay for all of an Affiliate's operating expenses. We may elect to defer the receipt of our share of an Affiliate's revenue to permit the Affiliate to fund such operating expenses, or we may restructure our relationship with an Affiliate with the aim of maximizing the long-term benefits to us, but we cannot be certain that any such deferral or restructured relationship would be of any greater benefit to us. Such a deferral or restructured relationship might have an adverse effect on our near-term or long-term profitability and financial condition.

We expect that we will need to raise additional capital in the future, and existing or future resources may not be available to us in sufficient amounts or on acceptable terms.

        While we believe that our existing cash resources and cash flow from operations will be sufficient to meet our working capital needs for normal operations for the foreseeable future, our continuing acquisitions of interests in new affiliated investment management firms will require additional capital. We may also need to repurchase some or all of our outstanding zero coupon senior convertible notes and floating rate senior convertible securities on various dates, the next of which is May 7, 2004, and we have obligations to purchase additional equity in existing Affiliates, which obligations will be triggered from time to time. These obligations may require more cash than is available from operations. Thus, we may need to raise capital by making additional borrowings or by selling shares of our common stock or other equity or debt securities, or to otherwise refinance a portion of these obligations. These financing activities could increase our interest expense, decrease our net income and dilute the interests of our existing stockholders. Moreover, we may not be able to obtain such financing on acceptable terms, if at all.

        Repurchase Obligations under Zero Coupon Senior Convertible Notes and under the Debentures.    In May 2001, we issued $251 million aggregate principal amount at maturity of zero coupon senior convertible notes due 2021. In 2003, we have repurchased $116.5 million principal amount at maturity of the zero coupon senior convertible notes in privately negotiated transactions. On May 7th of 2004, 2006, 2011 and 2016, holders may require us to repurchase all or a portion of these zero coupon senior convertible notes at their accreted value. In February 2003, we issued $300 million of the debentures. The holders of the debentures may require us to repurchase such securities on February 25 of 2008, 2013, 2018, 2023 and 2028, at their principal amount. While we cannot predict whether or when holders of the zero coupon senior convertible notes or the debentures will choose to exercise their repurchase rights, we believe that they would become more likely to do so in the event that the price of our common stock does not exceed certain levels or if interest rates increase, or both. We may choose to pay the purchase price in cash or (subject to certain conditions) in shares of our common stock, or in a combination of both. We may wish to avoid paying the purchase price in common stock if we believe that doing so would be unfavorable. We currently intend to pay the repurchase price for the zero coupon senior convertible notes and the debentures with cash. Therefore, if a substantial portion of the zero coupon senior convertible notes or the debentures were to be submitted for repurchase on any of the repurchase dates, we might need to use a substantial amount of our available sources of liquidity for this purpose. This could have the effect of restricting our ability to fund new acquisitions or to meet other future working capital needs, as well as increasing our costs of borrowing. We may seek other means of refinancing or restructuring our obligations under the zero coupon senior convertible notes or the debentures, but this may result in terms less favorable than those under the existing zero coupon senior convertible notes or debentures.

        Obligations to Purchase Additional Equity in Our Affiliates.    Under our agreements with our Affiliates, we typically are obligated to purchase additional ownership interests in our Affiliates from their managers in certain circumstances. The price for these purchases may, in certain cases, be substantial and may result in us having more interest expense and less net income. These purchases will also result in our ownership of larger portions of our Affiliates, which may have an adverse effect on our cash flow and liquidity. In addition, in connection with these purchases, we may face the financing risks described above.

        Revolving Credit Facility.    We currently have a revolving credit facility under which we had no debt outstanding as of March 31, 2003 and the ability to borrow up to $250 million. Subject to the agreement of the lenders (or prospective lenders) in the facility to increase commitments, we have the option to increase the facility to $350 million. We have used our credit facilities in the past, and we may do so again in the future, to fund investments in new and existing Affiliates, and we also may use the credit facility for working capital purposes or to refinance other indebtedness.

        Our credit facility matures in August 2005. While we intend to obtain a new credit facility prior to that time, we may not be able to obtain this financing on terms comparable to our current credit facility. Our failure to do so could increase our interest expense, decrease our net income and adversely affect our ability to fund new investments and otherwise use our credit facility as described above.

        We may borrow under our credit facility only if we continue to meet certain financial tests, including interest and leverage ratios. In addition, our credit facility contains provisions for the benefit of our lenders that restrict the manner in which we can conduct our business, that may adversely affect our ability to make investments in new and existing Affiliates and that may have an adverse impact on the interests of our stockholders.

        Because indebtedness under our credit facility bears interest at variable rates, increases in interest rates may increase our interest expense, which could adversely affect our cash flow, our ability to meet our debt service obligations and our ability to fund future investments. Although from time to time we are party to interest rate hedging contracts designed to offset a portion of our exposure to interest rate fluctuations, we cannot be certain that this strategy will be effective.

We have substantial intangibles on our balance sheet, and any re-valuation of our intangibles could adversely affect our results of operations and financial position.

        At March 31, 2003 , our total assets were $1.4 billion, of which $1.1 billion (or approximately 80%) were intangible assets consisting of acquired client relationships and goodwill. We cannot be certain that we will ever realize the value of such intangible assets. We are amortizing, or writing off, acquired client relationships with definite lives over a weighted average period of 14 years. Historically, we have also amortized goodwill and certain other intangible assets, but have ceased to do so as a result of recent accounting rule changes.

        Under Financial Accounting Standard No. 142 ("FAS 142"), "Goodwill and Other Intangible Assets" (which generally became effective January 1, 2002), goodwill and other intangible assets that have indefinite lives are no longer amortized but are instead tested for impairment using a new fair value impairment test. Since the fair value test is more rigorous than the undiscounted cash flow methodology that companies previously used, companies that have intangible assets (including us) are now more likely to incur impairment charges.

We and our Affiliates rely on certain key personnel and cannot guarantee their continued service.

        We depend on the efforts of our executive officers and our other officers and employees. Our executive officers, in particular, play an important role in the stability and growth of our existing Affiliates and in identifying potential investment opportunities for us. Our officers do not have employment agreements with us, although each of them has a significant equity interest in us, including stock options subject to vesting provisions.

        In addition, our Affiliates depend heavily on the services of key principals, who in many cases have managed their firms for many years. These principals often are primarily responsible for their firm's investment decisions. Although we use a combination of economic incentives, vesting provisions and, in some instances, non-solicitation agreements and employment agreements in an effort to retain key management personnel, there is no guarantee that these principals will remain with their firms. Moreover, since certain Affiliates contribute significantly to our revenue, the loss of key management personnel at these Affiliates could have a disproportionate impact on our business.

        The loss of key management personnel or an inability to attract, retain and motivate sufficient numbers of qualified management personnel may adversely affect our business and our Affiliates' businesses. The market for investment managers is extremely competitive and is increasingly characterized by the frequent movement of investment managers among different firms. In addition, since individual investment managers at our Affiliates often maintain a strong, personal relationship with their clients that is based on their clients' trust in the manager, the departure of a manager could cause the Affiliate to lose client accounts, which could have a material adverse effect on the results of operations and financial condition of both the Affiliate and us.

Our Affiliates' investment management contracts are subject to termination on short notice.

        Our Affiliates derive almost all of their revenue from their clients based upon their investment management contracts with those clients. These contracts are typically terminable by the client without penalty upon relatively short notice (typically not longer than 60 days). We cannot be certain that our Affiliates will be able to retain their existing clients or to attract new clients. If our Affiliates' clients withdraw a substantial amount of funds, it is likely to harm our results.

Our industry is highly competitive.

        Through our Affiliates, we compete with a broad range of investment managers, including public and private investment advisers, firms associated with securities broker-dealers, banks, insurance companies and other entities that serve our three principal distribution channels, all of whom may have greater resources. This competition may reduce the fees that our Affiliates can obtain for their services. We believe that our Affiliates' ability to compete effectively with other firms in our three distribution channels depends upon our Affiliates' products, investment performance and client-servicing capabilities, and the marketing and distribution of their investment products. Our Affiliates may not compare favorably with their competitors in any or all of these categories. From time to time, our Affiliates also compete with each other for clients.

        The market for acquisitions of interests in investment management firms is highly competitive. Many other public and private financial services companies, including commercial and investment banks, insurance companies and investment management firms, which have significantly greater resources than we do, also invest in or buy investment management firms. We cannot guarantee that we will be able to compete effectively with such companies, that new competitors will not enter the market or that such competition will not make it more difficult or not feasible for us to make new investments in investment management firms.

Our Affiliates' businesses are highly regulated.

        Many aspects of our Affiliates' businesses are subject to extensive regulation by various U.S. federal regulatory authorities, certain state regulatory authorities and non-U.S. regulatory authorities. We cannot ensure that our Affiliates will fulfill all applicable regulatory requirements. The failure of any Affiliate to satisfy regulatory requirements could subject that Affiliate to sanctions that might materially impact the Affiliate's business and our business.

Our Affiliates' autonomy limits our ability to alter their management practices and policies, and we may be held responsible for liabilities incurred by them.

        Although our agreements with our Affiliates typically give us the authority to control and/or vote with respect to certain of their business activities, most of our Affiliates manage their own day-to-day operations, including investment management policies and fee levels, product development, client relationships, compensation programs and compliance activities. As a result, we may not become aware, for example, of an Affiliate's loss of a significant client or an Affiliate's non-compliance with a regulatory requirement as quickly as if we were involved in the day-to-day business of the Affiliate, and we may not become aware of such event at all. As a consequence, our financial condition and results of operations may be adversely affected by problems stemming from the day-to-day operations of our Affiliates.

        Some of our Affiliates are partnerships of which we are, or an entity controlled by us is, the general partner. Consequently, to the extent that any of these Affiliates incurs liabilities or expenses that exceed its ability to pay for them, we may be directly or indirectly liable for their payment. In addition, with respect to each of our Affiliates, we may be held liable in some circumstances as a control person for the acts of the Affiliate or its employees. While we and our Affiliates maintain errors and omissions and general liability insurance in amounts believed to be adequate to cover certain potential liabilities, we cannot be certain that we will not have claims that exceed the limits of our available insurance coverage, that our insurers will remain solvent and will meet their obligations to provide coverage or that insurance coverage will continue to be available to us with sufficient limits and at a reasonable cost. A judgment against any of our Affiliates and/or us in excess of available insurance coverage could have a material adverse effect on the Affiliate and/or us.

Our Affiliates' international operations are subject to foreign risks, including political, regulatory, economic and currency risks.

        Some of our Affiliates operate or advise clients outside of the United States, and one affiliated investment management firm, DFD Select Group, N.V., is based outside the United States. Accordingly, we and our affiliated investment management firms that have foreign operations are subject to risks inherent in doing business internationally, which risks may include changes in applicable laws and regulatory requirements, difficulties in staffing and managing foreign operations, longer payment cycles, difficulties in collecting investment advisory fees receivable, less stringent legal, regulatory and accounting regimes, political instability, fluctuations in currency exchange rates, expatriation controls, expropriation risks and potential adverse tax consequences. These or other foreign risks may have an adverse effect both on our Affiliates and on our consolidated business, financial condition and results of operations.

The price of our common stock historically has been volatile, and the sale of substantial amounts of our common stock could adversely impact the price of our common stock.

        The market price of our common stock historically has experienced and may continue to experience high volatility, and the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our Affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

        In addition, the sale of substantial amounts of our common stock could adversely impact its price. We may issue additional shares of our common stock in connection with our financing activities, as described previously. Furthermore, as of March 31, 2003, options to purchase 4,317,007 shares of our common stock were outstanding (of which 2,252,748 were exercisable). In the event that a large number of shares of our common stock are sold in the public market, the price of our common stock may fall.

Risks Relating to the Debentures

We may not have the ability to raise the funds necessary to finance the change in control purchase option or the purchase at the option of the holder provisions of the indenture.

        Upon the occurrence of certain specific kinds of change in control events occurring on or before February 25, 2008 and on the 2008, 2013, 2018, 2023 and 2028 purchase dates, we will be required to offer to repurchase all outstanding debentures. However, it is possible that we will not have sufficient funds available at such time to make the required repurchase of debentures. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change in control" under the indenture. See "Description of Debentures—Change in Control Permits Purchase of Debentures by Us at the Option of the Holder."

        In addition, we are subject to change in control provisions with respect to our credit facility. Under that facility, certain change of control events (which may not constitute a "change in control" under the indenture governing the debentures) would result in a deemed event of default and a possible acceleration of the indebtedness. In such event, the lenders would have the right to require that the indebtedness under the facility become due and payable. In this case, as more generally, it is possible that we will not have sufficient funds to repay bank indebtedness.

An active trading market for the debentures may not develop.

        The debentures may trade at a discount from their principal amount at maturity, depending on prevailing interest rates, the market for similar securities, the price of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the debentures. To the extent that an active trading market does not develop, the liquidity and trading prices for the debentures may be harmed.

You should consider the United States federal income tax consequences of owning the debentures.

        The debentures are characterized as indebtedness for U.S. federal income tax purposes. Accordingly, you will be required to include, in your income, interest with respect to the debentures.

        The debentures are characterized as contingent payment debt instruments for U.S. federal income tax purposes, and are subject to U.S. federal income tax regulations applicable to contingent payment debt instruments. Under that characterization and treatment, you will be required to include amounts in income, as interest income, in advance of your receipt of the cash or other property attributable to the debentures. The amount of interest income required to be included by you in income for each year, which we refer to as tax original issue discount, generally will be in excess of the accruals on the debentures for non-tax purposes (i.e., in excess of the stated quarterly regular interest payments and any contingent interest payments) actually received in that year.

        You will recognize gain or loss on the sale, purchase by us at your option, exchange, conversion or redemption of a debenture in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and your adjusted tax basis in the debenture. Any gain recognized by you on the sale, purchase by us at your option, exchange, conversion or redemption of a debenture will be treated as ordinary interest income. A discussion of the U.S. federal income tax consequences of ownership of the debentures is contained in this prospectus under the heading "Certain United States Federal Income Tax Considerations."

FORWARD-LOOKING STATEMENTS

        This prospectus may contain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or "Exchange Act." You can identify forwarding-looking statements by the use of the words "believe," "expect," "estimate," "intend," "assume," "project" and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters. These statements include, among other things, statements regarding our intent, belief or expectations with respect to:

  •
  potential investments in new and our existing investment management firms;

  •
  the availability of debt and equity financing to fund these investments;

  •
  future borrowings under our credit facility;

  •
  interest rates and hedging contracts;

  •
  the impact of new accounting policies;

  •
  our competition and our Affiliates' competition;

  •
  changing conditions in the financial and securities markets; and

  •
  general economic conditions.

        The future results or outcome of the matters described in any of these statements are uncertain, and merely reflect our expectations and estimates. You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Some of the factors that might cause these differences include, but are not limited to, the factors described under "Risk Factors" as well as the following:

  •
  changes in the securities or financial markets or in general economic conditions;

  •
  the failure to receive regular distributions from our Affiliates;

  •
  the availability of equity and debt financing;

  •
  competition for acquisitions of interests in investment management firms;

  •
  our ability to complete acquisitions; and

  •
  the investment performance of our Affiliates and their ability to effectively market their investment strategies.

You should carefully review all of these factors, and you should be aware that there may be other factors that could cause such differences.

        We caution you that, while forward-looking statements reflect our estimates and beliefs, they are not guarantees of future performance. We do not undertake to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the debentures or the common stock issuable upon conversion of the debentures by the selling securityholders. See "Selling Securityholders" for a list of those entities receiving proceeds from the sale of debentures.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended
			Year Ended December 31,
	March 31, 2003
			2002		2001		2000		1999		1998
Ratios	6.6	x	6.7	x	8.8	x	9.3	x	15.4	x	6.1	x

        For the purpose of computing the ratios of earnings to fixed charges, earnings consist of consolidated income from continuing operations before provision for income taxes, minority interest and fixed charges, and fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest.

DESCRIPTION OF DEBENTURES

        We issued the $300,000,000 aggregate principal amount at maturity of debentures in a private placement in February 2003. The debentures were issued under a senior indenture dated as of February 25, 2003, between us and The Bank of New York, as trustee.

        The following is a summary of all material terms and provisions of the debentures. It may not contain all the information that is important to you. We urge you to read the indenture and the form of the debentures, which have been filed as exhibits to the registration statement to which this prospectus relates. As used in this description, all references to "Affiliated Managers Group," "our company," or to "we," "us" or "our" mean Affiliated Managers Group, Inc., excluding, unless otherwise expressly stated or the context otherwise requires, its Affiliates or other subsidiaries.

General

        The debentures:

  •
  were issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount;

  •
  were limited to $300,000,000 aggregate principal amount; and

  •
  will mature on February 25, 2033.

        The debentures bear regular interest at an annual rate equal to 3-month LIBOR, reset quarterly, minus 0.50%. Regardless of the level of 3-month LIBOR, however, the annual rate of regular interest on the debentures will never be less than zero and, after February 25, 2008, the annual rate of regular interest will not exceed 3.25%. Interest will be payable quarterly in arrears on February 25, May 25, August 25 and November 25 of each year, beginning May 25, 2003 for the period, which we refer to as an interest period, commencing on and including the immediately preceding interest payment date (or, if none, February 25, 2003) to, but excluding the applicable interest payment date. Interest will be paid to the person in whose name a debenture is registered at the close of business on February 10, May 10, August 10 or November 10, as the case may be, immediately preceding the relevant interest payment date. Interest on the debentures will be computed on the basis of a 360-day year composed of twelve 30-day months.

        If any interest payment date (other than an interest payment date coinciding with the maturity date or earlier redemption date or purchase date) of a debenture falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, provided that, if such business day falls in the next succeeding calendar month, the interest payment date will be brought forward to the immediately preceding business day. If the maturity date, redemption date or purchase date of a debenture would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the maturity date, redemption date or purchase date to such next succeeding business day. The term "business day" means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close, provided such day is also a London banking day. The term London banking day is defined below under "—3-month LIBOR."

        The debentures are redeemable prior to maturity only on or after February 25, 2008 and as described below under "—Redemption of Debentures at Our Option," "—Purchase of Debentures by Us at the Option of the Holder" and "—Change in Control Permits Purchase of Debentures by Us at the Option of the Holder," and do not have the benefit of a sinking fund. Principal of and interest on the debentures will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained for such purpose, in the Borough of Manhattan, The City of New York. If certain conditions have been satisfied, the debentures may be presented for conversion at the office of the conversion agent, and for registration of transfer or exchange at the office of the registrar, each such agent initially being the trustee. No service charge will be made for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        Maturity, conversion, purchase by us at the option of a holder or redemption of a debenture will cause interest to cease to accrue on such debenture. We may not reissue a debenture that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such debenture.

3-month LIBOR

        The annual rate of regular interest payable on the debentures will be reset on the first day of each interest period for the debentures. If any interest reset date would otherwise be a day that is not a business day, that interest reset date will be postponed to the next succeeding business day, except if that business day falls in the next succeeding calendar month, that interest reset date will be the immediately preceding business day.

        The trustee will determine 3-month LIBOR on the second London banking day preceding the related interest reset date, which we refer to as the interest determination date.

        "3-month LIBOR" means:

        (a)   the rate for three-month deposits in United States dollars commencing on the related interest reset date, that appears on the Moneyline Telerate Page 3750 as of 11:00 A.M., London time, on the interest determination date, or

        (b)   if no rate appears on the particular interest determination date on the Moneyline Telerate Page 3750, the rate calculated by the trustee as the arithmetic mean of at least two offered quotations obtained by the trustee after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the trustee with its offered quotation for deposits in United States dollars for the period of three months, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United Sates dollars in that market at that time, or

        (c)   if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the trustee as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular interest determination date by three major banks in The City of New York selected by the trustee for loans in United States dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in United States dollars in that market at that time, or

        (d)   if the banks so selected by the trustee are not quoting as mentioned in clause (c), 3-month LIBOR in effect on the particular yield determination date.

        "Moneyline Telerate Page 3750" means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

        "London banking day" means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

        The debentures are debt instruments that are subject to the contingent payment debt regulations. Therefore, the debentures were issued with original issue discount for U.S. federal income tax purposes, which we refer to as tax original issue discount. In general, beneficial owners of the debentures will be required to accrue interest income on the debentures for U.S. federal income tax purposes in the manner described herein, regardless of whether such owners use the cash or accrual method of tax accounting. Beneficial owners will be required, in general, to accrue interest each year, as tax original issue discount, based on the rate at which we would issue a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to those of the debentures, rather than at a lower rate based on the accruals on the debentures for non-tax purposes (i.e., in excess of the stated quarterly regular interest payments and any contingent interest payments) actually received in that year. Accordingly, owners of debentures generally will be required to include tax original issue discount as interest in taxable income in each year in excess of the accruals on the debentures for non-tax purposes. Furthermore, upon a sale, exchange, conversion or redemption of a debenture, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the debenture. The amount realized by you will include the fair market value of the stock you receive. Any gain on a sale, exchange, conversion or redemption of a debenture will be treated as ordinary interest income. You are expected to consult your own tax advisor as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the debentures. A discussion of the U.S. federal income tax consequences of ownership of the debentures is contained in this prospectus under the heading "Certain United States Federal Income Tax Considerations."

Ranking of Debentures

        The debentures are unsecured and unsubordinated obligations and rank on a parity in right of payment with all existing and future unsecured and unsubordinated indebtedness of Affiliated Managers Group, including our outstanding zero coupon convertible senior notes and our outstanding mandatory convertible debt securities. The debentures are structurally subordinated to the indebtedness and other liabilities of our Affiliates and subsidiaries.

        Our borrowings under our credit facility are collateralized by pledges of all of our interests in our Affiliates and subsidiaries. As of March 31, 2003, under our credit facility we had no borrowings outstanding and $250 million available for borrowing. Subject to the agreement of the lenders (or prospective lenders) in the facility to increase commitments, we have the option to increase the facility to $350 million. As of March 31, 2003, our Affiliates and subsidiaries had debt outstanding of approximately $0.8 million, in addition to other liabilities, including trade payables, to which the debentures would have been structurally subordinated.

Conversion Rights

        If the Applicable Stock Price is less than or equal to the Base Conversion Price, the Conversion Rate will be the Base Conversion Rate.

        If the Applicable Stock Price is greater than the Base Conversion Price, the Conversion Rate will be determined in accordance with the following formula:

Base Conversion Rate +	[	(the Applicable Stock Price - the Base Conversion Price) the Applicable Stock Price	× the Incremental Share Factor	]

        The "Base Conversion Rate" is 12.3077, subject to adjustment as described under "—Base Conversion Rate Adjustments." The "Base Conversion Price" is a dollar amount (initially $81.25) derived by dividing $1,000 by the Base Conversion Rate. The "Incremental Share Factor" is 7.5, subject to the same proportional adjustments as the Base Conversion Rate. The "Applicable Stock Price" is

equal to the average of the closing sale prices of our common stock over the five-trading day period starting the third trading day following the conversion date of the debentures.

        A holder of a debenture otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the Applicable Stock Price. Upon a conversion, we will have the right to deliver cash or a combination of cash and common stock, as described below.

        Holders may surrender debentures for conversion into shares of our common stock only if at least one of the conditions described below is satisfied. In addition, a debenture for which a holder has delivered a purchase notice or change in control purchase notice requiring us to purchase the debentures may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

        Conversion Rights Based on Common Stock Price.    Commencing after June 30, 2003, holders may surrender debentures for conversion into shares of common stock in any calendar quarter (and only during such calendar quarter), if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the Base Conversion Price (initially 120% of $81.25, or $97.50).

        "Trading Day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if the common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which the common stock is then traded.

        Conversion Rights Upon Credit Rating Downgrade.    A holder may surrender for conversion a debenture or portions of debentures in integral multiples of $1,000 principal amount any time the credit rating assigned to the debentures by S&P, or its successors, is below BB- or, if S&P is not making ratings of the debentures public, another nationally recognized U.S. rating agency selected by us has assigned a credit rating below BB- or the equivalent.

        Conversion Rights Upon Notice of Redemption.    A holder may surrender for conversion a debenture or portions of debentures in integral multiples of $1,000 principal amount called for redemption at any time prior to the close of business on the second business day preceding the redemption date, even if it is not otherwise convertible at such time. A debenture for which a holder has delivered a purchase notice or a change in control purchase notice as described below requiring us to purchase the debenture may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

        Conversion Rights Upon Occurrence of Certain Corporate Transactions.    If we are party to a consolidation, merger or binding share exchange pursuant to which our shares of common stock would be converted into cash, securities or other property, the debentures may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction and, at the effective time, the right to convert a debenture into shares of common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property of Affiliated Managers Group or another person which the holder would have received if the holder had converted the holder's debenture immediately prior to the transaction. If such transaction also constitutes a change in control, the holder will be able to require us to purchase all or a portion of such holder's debentures as described under "—Change in Control Permits Purchase of Debentures by Us at the Option of the Holder."

        In the event we elect to make a distribution described in the third or fourth bullet of the paragraph under the caption "—Base Conversion Rate Adjustments" below describing adjustments to the Conversion Rate, which distribution, in the case of distributions described in the fourth bullet, has a per share value equal to more than 15% of the sale price of our shares of common stock on the day preceding the declaration date for such distribution, Affiliated Managers Group will be required to give notice to the holders of debentures at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until Affiliated Managers Group announces that such distribution will not take place.

        Upon conversion of debentures, a holder will not receive any cash payment of interest (unless such debentures or portions thereof have been called for redemption on a redemption date that occurs between a regular record date and after the interest payment date to which it relates). Our delivery to the holder of the full number of shares of common stock into which the debenture is convertible, together with any cash payment for such holder's fractional shares, or cash or a combination of cash and common stock in lieu thereof, will be deemed:

  •
  to satisfy our obligation to pay the principal amount of the debenture; and

  •
  to satisfy both our obligation to pay accrued but unpaid interest, including contingent interest, if any, attributable to the period from the most recent interest payment date through the conversion date and our obligation to pay accrued tax original issue discount through the conversion date.

        As a result, unpaid interest, including contingent interest, if any, and accrued tax original issue discount through the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

        Notwithstanding the above, if debentures are converted after a record date but prior to the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the principal amount of debentures so converted, unless such debentures have been called for redemption on a redemption date that occurs between a regular record date and the interest payment date to which it relates, in which case no such payment shall be required.

        A certificate for the number of full shares of common stock into which any debentures are converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of common stock upon conversion, see "Certain United States Federal Income Tax Considerations—Sale, Exchange, Conversion or Redemption."

        In lieu of delivery of shares of our common stock upon notice of conversion of any debentures (for all or any portion of the debentures), we may elect to pay holders surrendering debentures an amount in cash per debenture (or a portion of a debenture) equal to the Applicable Stock Price multiplied by the Conversion Rate in effect on that date. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the debentures as described under "—Redemption of Debentures at Our Option." Shares of our common stock and cash deliverable upon conversion will be delivered through the conversion agent no later than the third business day following the determination of the Applicable Stock Price. If we elect to pay all of such payment in cash, the payment will be made to holders surrendering debentures no later than the tenth business day following the applicable conversion date. If an event of default, as described under "—Events of Default; Waiver and Notice" below (other than a default in a cash payment upon conversion of the debentures), has occurred and is continuing, we may not pay cash upon conversion of any debentures or portion of the debenture (other than cash for fractional shares).

        To convert a debenture into shares of common stock, a holder must:

  •
  complete and manually sign the conversion notice on the back of the debenture or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

  •
  surrender the debenture to the conversion agent;

  •
  if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

  •
  if required, pay all transfer or similar taxes.

        Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

        Base Conversion Rate Adjustments.    The Conversion Rate will be adjusted for:

  •
  dividends or distributions on our shares of common stock payable in shares of common stock or other capital stock of Affiliated Managers Group;

  •
  subdivisions, combinations or certain reclassifications of shares of our common stock;

  •
  distributions to all holders of shares of common stock of certain rights to purchase shares of common stock for a period expiring within 60 days at less than the sale price per share of common stock at the time; and

  •
  distributions to all holders of our shares of common stock of our assets (including shares of capital stock of a subsidiary) or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the sale price of the shares of our common stock on the day preceding the date of declaration of such dividend or other distribution).

        In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the Conversion Rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

        No adjustment to the Conversion Rate or the ability of a holder of a debenture to convert will be made if Affiliated Managers Group provides that holders of debentures will participate in the transaction without conversion or in certain other cases.

        In addition, the indenture provides that if we implement a stockholders' rights plan, such rights plan must provide that, upon conversion of the debentures, the holders of such debentures will receive, in addition to the shares of common stock issuable upon such conversion, the rights related to such common stock, whether or not such rights have separated from the common stock at the time of such conversion. However, there shall not be any adjustment to the conversion privilege or Conversion Rate as a result of:

  •
  the issuance of the rights;

  •
  the distribution of separate certificates representing the rights;

  •
  the exercise or redemption of such rights in accordance with any rights agreement; or

  •
  the termination or invalidation of the rights.

        The indenture permits us to increase the Conversion Rate from time to time.

        In the event of:

•
a taxable distribution to holders of shares of our common stock which results in an adjustment of the Conversion Rate; or

•
an increase in the Conversion Rate at our discretion,

the holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations—Constructive Dividends."

        Upon determination that debenture holders are or will be entitled to convert their debentures into shares of common stock in accordance with the foregoing provisions, we will issue a press release and publish such information on our website on the World Wide Web.

Contingent Interest

        Subject to the accrual and record date provisions described below, we will pay additional quarterly interest to the holders of the debentures during any six-month period from February 26 to August 25 or August 26 to February 25, commencing after February 25, 2008, if the average market price of the debentures for the five trading days ending on the third trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the debentures.

        During any period when contingent interest shall be payable, the contingent interest payable per debenture in respect of any six-month period in which contingent interest is payable will equal the annual rate of 0.25% of the average market price of a debenture for the five trading day measuring period. For United States federal income tax purposes, the debentures constitute contingent payment debt instruments.

        Contingent interest, if any, will accrue and be payable on the two quarterly interest payment dates for regular interest on the debentures next succeeding the first day of the relevant six-month period to holders of the debentures as of the record date relating to such interest payment dates.

        The market price of a debenture on any date of determination means the average of the secondary market bid quotations per debenture obtained by the bid calculation agent for $5 million aggregate principal amount at maturity of debentures at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

•
at least three such bids are not obtained by the bid calculation agent; or

•
in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures,

then the market price of the debentures will equal (i) the then applicable Conversion Rate of the debentures multiplied by (ii) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted.

        The bid calculation agent will initially be The Bank of New York. However, we may change the bid calculation agent. The bid calculation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the debentures.

        Upon determination that debenture holders will be entitled to receive contingent interest during a relevant six-month period, we will issue a press release and publish such information on our website on the World Wide Web as soon as practicable.

Redemption of Debentures at Our Option

        Prior to February 25, 2008, the debentures will not be redeemable at our option. Beginning on February 25, 2008 and thereafter, we may redeem the debentures for cash at any time as a whole, or from time to time in part, at a price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of the debentures. The notice of redemption will inform the holders of our election to deliver shares of our common stock or to pay cash or a combination of cash and common stock in the event that a holder elects to convert debentures in connection with the redemption.

        If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or integral multiples of $1,000. In this case, the trustee may select the debentures by lot, pro rata, or by another method the trustee considers fair and appropriate.

        If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be the portion selected for redemption.

Purchase of Debentures by Us at the Option of the Holder

        You have the right to require us to purchase all or a portion of your debentures on February 25, 2008, 2013, 2018, 2023, and 2028. We will be required to purchase, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the purchase date, any outstanding debenture for which a written purchase notice has been properly delivered by the holder to the paying agent and not withdrawn, subject to certain additional conditions. We may also add additional dates on which you may require us to purchase all or a portion of your debentures. However, we cannot assure you that we will add any purchase dates. You may submit your debentures for purchase to the paying agent at any time from the opening of business on the date that is 21 business days prior to the purchase date until the close of business on the business day immediately preceding the purchase date. Also, our ability to satisfy our purchase obligations may be affected by the factors described in "Risk Factors" under the heading "We may not have the ability to raise the funds necessary to finance the change in control purchase option or the purchase at the option of the holder provisions in the indenture."

        We may, at our option, elect to pay the purchase price in cash or shares of common stock, or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain United States Federal Income Tax Considerations."

        We will be required to give notice on a date not less than 21 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

  •
  whether we will pay the purchase price of the debentures in cash or shares of common stock or any combination thereof, and specifying the percentages of each;

  •
  if we elect to pay in shares of common stock, the method of calculating the market price of the common stock; and

  •
  the procedures that holders must follow to require us to purchase their debentures.

Your purchase notice electing to require us to purchase your debentures must state:

  •
  if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures;

  •
  the portion of the principal amount of debentures to be purchased, in integral multiples of $1,000;

  •
  that we are to purchase the debentures pursuant to the applicable provisions of the debentures and the indenture; and

  •
  in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of common stock is not satisfied prior to the close of business on the business day immediately preceding the purchase date, as described below, whether the holder elects:

  (1)
  to withdraw the purchase notice as to some or all of the debentures to which it relates; or

  (2)
  to receive cash in respect of the entire purchase price for all debentures or portions of debentures subject to such purchase notice.

        If you fail to indicate your choice with respect to the election described in the final bullet point above, you will be deemed to have elected to receive cash in respect of the entire purchase price for all debentures subject to the purchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of shares of common stock, see "Certain United States Federal Income Tax Considerations—Sale, Exchange, Conversion or Redemption."

        You may withdraw any purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the purchase date. The notice of withdrawal must state:

  •
  the principal amount of the withdrawn debentures;

  •
  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not, such information as may be required under applicable DTC procedures; and

  •
  the principal amount, if any, of debentures that remain subject to your purchase notice.

        If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares to be delivered by us will be equal to the portion of the purchase price to be paid in shares of common stock divided by the market price of one share of common stock. We will pay cash based on the market price for all fractional shares in the event we elect to deliver shares of common stock in payment, in whole or in part, of the purchase price.

        The "market price" means the average of the sale prices of the common stock for the five trading day period ending on the third business day (if the third business day prior to the purchase date is a trading day or, if not, then on the last trading day prior to the third business day) prior to the purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events with respect to the common stock that would result in an adjustment of the Conversion Rate.

        The "sale price" of the common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System.

        Because the market price of the common stock is determined prior to the purchase date, holders of debentures bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to the purchase date. We may pay the purchase price or any portion of the purchase price in shares of common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation or is otherwise readily publicly available.

        Upon determination of the actual number of shares of common stock to be issued for each $1,000 principal amount of debentures in accordance with the foregoing provisions, we will publish such information on our website on the World Wide Web or through such other public medium as we may use at that time.

        Our right to purchase debentures, in whole or in part, with shares of common stock is subject to our satisfying various conditions, including:

  •
  the listing of such shares of common stock on the principal United States securities exchange on which the common stock is then listed or, if not so listed, on Nasdaq;

  •
  the registration of the shares of common stock under the Securities Act and the Exchange Act, if required; and

  •
  any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

        If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the debentures of the holder entirely in cash. See "Certain United States Federal Income Tax Considerations—Sale, Exchange, Conversion or Redemption." We may not change the form or components or percentages of components of consideration to be paid for the debentures once we have given the notice that we are required to give to holders of debentures, except as described in the first sentence of this paragraph.

        Our ability to purchase debentures with cash may be limited by the terms of our then existing borrowing agreements. The indenture prohibits us from purchasing debentures for cash in connection with the holders' purchase right if any event of default under the indenture has occurred and is continuing, except a default in the payment of the purchase price with respect to the debentures.

        A holder must either effect book-entry transfer or deliver the debentures to be purchased, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment in cash on the later of the purchase date or the time of book-entry transfer or the delivery of the debenture. If the paying agent holds money or securities sufficient to pay the purchase price of the debenture on the business day following the purchase date, then, immediately after the purchase date:

  •
  the debenture will cease to be outstanding;

  •
  interest will cease to accrue; and

  •
  all other rights of the holder will terminate.

        This will be the case whether or not book-entry transfer of the debenture is made or whether or not the debenture is delivered to the paying agent.

        We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time. We will file Schedule TO or any other schedule under the Exchange Act required in connection with any offer by us to purchase the debentures at your option.

Change in Control Permits Purchase of Debentures by Us at the Option of the Holder

        In the event of a change in control which occurs on or before February 25, 2008, you will have the right, at your option, subject to the terms and conditions of the indenture, to require us to purchase for cash any or all of your debentures in integral multiples of $1,000 principal amount. We will be required to purchase the debentures as of the date that is 35 business days after the occurrence of such change in control, or "change in control purchase date." We will purchase the debentures at a price equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest to, but excluding, the change in control purchase date.

        Under the indenture, a change in control of Affiliated Managers Group is deemed to have occurred at such time as:

  •
  any person, including its affiliates and associates, other than Affiliated Managers Group, its subsidiaries or their employee benefit plans, files a Schedule 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which the common stock is reclassified or changed, with certain exceptions; or

  •
  there shall be consummated any consolidation or merger of Affiliated Managers Group pursuant to which the common stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of Affiliated Managers Group in which the holders of the common stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the consolidation or merger.

        Within 15 business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of debentures at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, stating, among other things:

  •
  the events causing a change in control;

  •
  the date of such change in control;

  •
  the last date on which the purchase right may be exercised;

  •
  the change in control purchase price;

  •
  the change in control purchase date;

  •
  the name and address of the paying agent and the conversion agent;

  •
  the Conversion Rate and any adjustments to the Conversion Rate;

  •
  that debentures with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the debentures and the indenture; and

  •
  the procedures that holders must follow to exercise these rights.

        To exercise this right, you must deliver a written notice to the paying agent prior to the close of business on the business day immediately before the change in control purchase date. The required purchase notice upon a change in control must state:

  •
  if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures;

  •
  the portion of the principal amount of debentures to be purchased, in integral multiples of $1,000; and

  •
  that we are to purchase such debentures pursuant to the applicable provisions of the debentures and the indenture.

        You may withdraw any change in control purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day before the change in control purchase date. The notice of withdrawal must state:

  •
  the principal amount of the withdrawn debentures, in integral multiples of $1,000;

  •
  if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures; and

  •
  the principal amount, if any, of debentures that remain subject to your change in control.

        A holder must either effect book-entry transfer or deliver the debentures to be purchased, together with necessary endorsements, to the office of the paying agent after delivery of the change in control purchase notice to receive payment of the change in control purchase price. You will receive payment in cash on the later of the change in control purchase date or the time of book-entry transfer or the delivery of the debenture. If the paying agent holds money or securities sufficient to pay the change in control purchase price of the debenture on the business day following the change in control purchase date, then, immediately after the change in control purchase date:

  •
  the debenture will cease to be outstanding;

  •
  interest will cease to accrue; and

  •
  all other rights of the holder will terminate.

        This will be the case whether or not book-entry transfer of the debenture is made or whether or not the debenture is delivered to the paying agent.

        We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time. We will file Schedule TO or any other schedule under the Exchange Act required in connection with any offer by us to purchase the debentures at your option upon a change in control.

        The change in control purchase feature of the debentures may in certain circumstances make more difficult or discourage a takeover of us. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

  •
  to accumulate shares of common stock;

  •
  to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

  •
  by management to adopt a series of anti-takeover provisions.

        Instead, the terms of the change in control purchase feature resulted from negotiations between the initial purchaser, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and us.

        We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the debentures but that would increase the amount of our (or our Affiliates' and subsidiaries') outstanding indebtedness.

        No debentures may be purchased by us at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the debentures, other than a default in the payment of the change in control purchase price with respect to the debentures.

Consolidation, Merger, Sale or Conveyance

        We may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

  •
  we are the surviving corporation or the successor is a U.S. domestic corporation, limited liability company, partnership, trust or other entity, and expressly assumes our obligations on the debentures and under the indenture,

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

  •
  certain other conditions are met.

Events of Default; Waiver and Notice

        The indenture defines an event of default as one or more of the following:

          (1)   default in payment of the principal amount, redemption price, purchase price or change in control purchase price with respect to any debenture when such payment becomes due and payable; and

          (2)   default for 30 days in payment of any interest (including contingent interest, if any) on the debentures; and

          (3)   failure by Affiliated Managers Group to comply with any of its other agreements in the debentures or the indenture upon receipt by Affiliated Managers Group of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the debentures then outstanding and Affiliated Managers Group's failure to cure (or obtain a waiver of) such default within 30 days after receipt by Affiliated Managers Group of such notice; and

          (4)   the failure of Affiliated Managers Group to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the indenture means obligations (other than nonrecourse obligations) of Affiliated Managers Group for borrowed money or evidenced by bonds, debentures, notes or similar instruments, or "Indebtedness," in an amount (taken together with amounts under (5)) in excess of $30 million and continuance of such failure; and

          (5)   the acceleration of Indebtedness of Affiliated Managers Group in an amount (taken together with amounts under (4)) in excess of $30 million because of a default with respect to such Indebtedness, without, in the case of (4) or (5), such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, for a period of 30 days after written notice to Affiliated Managers Group by the trustee or to Affiliated Managers Group and the trustee by the holders of not less than 25% in aggregate principal amount of the debentures then outstanding. However, if any such failure or acceleration referred to in (4) or (5) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred; and

          (6)   final unsatisfied judgments not covered by insurance aggregating in excess of $30 million rendered against Affiliated Managers Group or any of their Affiliates and not stayed, bonded or discharged within 60 days; and

          (7)   the bankruptcy, insolvency or reorganization of Affiliated Managers Group.

        If an event of default, other than an event of default described in clause (7) above, shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the debentures then outstanding may declare the principal of the debentures plus interest accrued thereon (including contingent interest, if any) through the date of such declaration to be immediately due and payable. If an event of default described in clause (7) above shall occur, the principal of the debentures plus interest accrued thereon (including contingent interest, if any) through the occurrence of such event shall automatically become and be immediately due and payable.

        After acceleration, the holders of a majority in aggregate principal amount of the debentures may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal or other specified amount, have been cured or waived.

        Prior to the declaration of the acceleration of the debentures, the holders of a majority in aggregate principal amount of the debentures may waive, on behalf of all of the holders of the debentures, any default and its consequences, except an event of default described in paragraphs (1) or (2) above, a default in respect of a provision that cannot be amended without the consent of all of the holders of the debentures or a default that constitutes a failure to convert any debentures into shares of common stock. Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        A holder will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

          (1)   the holder has previously given to the trustee written notice of a continuing event of default with respect to the debentures;

          (2)   the holders of a least 25% in aggregate principal amount of the debentures have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding;

          (3)   such holder or holders offer to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense; and

          (4)   the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the debentures within 60 days after the original request.

        Holders may, however, sue to enforce the payment of the principal amount, accrued and unpaid interest (including contingent interest, if any), redemption price, purchase price or change in control purchase price with respect to any debenture on or after the due date or to enforce the right, if any, to convert any debenture without following the procedures listed in (1) through (3) above.

        We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and; if so, specifying all known defaults.

Modification of the Indenture

        We and the trustee may, without the consent of the holders of the debentures, enter into supplemental indentures for, among others, one or more of the following purposes:

  •
  to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the indenture and the debentures;

  •
  to add to our covenants, or surrender any of our rights, or add any rights for the benefit of the holders of debentures;

  •
  to cure any ambiguity, omission, defect or inconsistency in the indenture, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of debentures are not adversely affected in any material respect under the indenture;

  •
  to evidence and provide for the acceptance of any successor trustee with respect to the debentures or to facilitate the administration of the trust thereunder by the trustee in accordance with such indenture; and

  •
  to provide any additional events of default;

provided that any amendment described in the third bullet point above made solely to conform the provisions of the indenture to the description of the debentures contained in this prospectus will not be deemed to adversely affect the interests of holders of the debentures.

        With certain exceptions, the indenture or the rights of the holders of the debentures may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the debentures then outstanding, but no such modification may be made without the consent of the holder of each outstanding debenture affected thereby that would:

  •
  change the maturity of any payment of principal of or any installment of interest on any debenture (including the payment of contingent interest, if any), or reduce the principal amount thereof or the rate of interest, or change any place of payment where, or the coin or currency in which, any debenture or interest (including the payment of contingent interest, if any) thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be) or adversely affect the conversion or repurchase provisions in the indenture;

  •
  reduce the percentage in principal amount of the outstanding debentures, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

  •
  modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debenture affected thereby.

Discharge of the Indenture

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debentures or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the debentures have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture)

sufficient to pay all of the outstanding debentures and paying all other sums payable by us under the indenture.

Governing Law

        The indenture and the debentures are governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

        The debentures are represented by one or more global securities. Each global security is deposited with, or on behalf of, DTC and is registered in the name of a nominee of DTC. Except under circumstances described below, the debentures will not be issued in definitive form.

        Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee, or "participants," or persons that may hold interests through participants. Owners of beneficial interests in the debentures represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form and will not be considered the owners or holders thereof under the indenture. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of debentures under the global securities or the indenture. Principal and interest payments, if any, on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the trustee, any paying agent or the registrar for the debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

        If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days or if an event of default shall occur under the indenture, we will issue debentures in definitive form in exchange for the entire global security for the debentures. In addition, we may at any time and in our sole discretion determine not to have debentures represented by a global security and, in such event, will issue debentures in definitive form in exchange for the entire global security relating to such debentures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debentures represented by such global security equal in principal amount to such beneficial interest and to have such debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

DESCRIPTION OF COMMON STOCK

        The following is a summary of all material terms and provisions of our common stock. It may not contain all the information that is important to you. We urge you to read our charter and by-laws, copies of which have been filed as exhibits to reports that we have filed with the Securities and Exchange Commission. Please see "Where You Can Find More Information."

General

        Under our charter, we have authority to issue 80,000,000 shares of common stock, par value $.01 per share. Under Delaware law, stockholders generally are not responsible for our debts or obligations. As of May 12, 2003, we had 21,026,270 shares of common stock issued and outstanding. Our common stock is listed on the New York Stock Exchange under the symbol "AMG."

        We also have the authority to issue 3,000,000 shares of Class B common stock, par value $.01 per share, of which none are outstanding.

Dividends

        Subject to the preferential rights of any other class or series of stock, holders of shares of our common stock and Class B common stock will be entitled to receive dividends out of assets that we may legally use to pay dividends, if and when they are authorized and declared by our board of directors, with each share of common stock and each share of Class B common stock sharing equally in such dividends with each share of Class B common stock being equal to the number of shares of common stock into which it would then be convertible. If dividends are declared which are payable in shares of common stock or shares of Class B common stock, dividends shall be declared which are payable at the same rate in both classes of stock and the dividends payable in shares of common stock shall be payable to the holders of shares of common stock, and the dividends payable in shares of Class B common stock shall be payable to the holders of shares of Class B common stock.

Voting Rights

        Except as otherwise required by law and except as provided by the terms of any other class or series of stock, holders of common stock have the exclusive power to vote on all matters presented to our stockholders, including the election of directors. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

        To the extent the holders of Class B common stock are entitled to vote under our charter or applicable law, such holders shall vote together as a single class with the holders of common stock, except as required by law.

Liquidation/Dissolution Rights

        Subject to the preferential rights of any other class or series of stock, holders of shares of our common stock and Class B common stock share in the same proportion as our other stockholders in the assets that we may legally use to pay distributions in the event we are liquidated, dissolved or our affairs are wound up after we pay or make adequate provision for all of our known debts and liabilities with each share of Class B common stock being equal to the number of shares of common stock into which it would then be convertible.

Other Rights

        Subject to the preferential rights of any other class or series of stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights. Furthermore, holders of shares of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities, other than the limited conversion rights afforded to the holders of our Class B common stock which are described below.

        Under Delaware law, a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding a majority of the shares entitled to vote on the matter, unless a different percentage is set forth in the corporation's charter, which percentage shall not in any event be less than a majority of all of the shares entitled to vote on such matter. Our charter provides that whenever any vote of the holders of voting stock is required to amend or repeal any provision of the charter, then in addition to any other vote of the holders of voting stock that is required by the charter or by-laws, the affirmative vote of the holders of a majority of our outstanding shares of stock entitled to vote on such amendment or repeal, voting together as a single class, is required. However, with respect to the amendment or repeal of any of the provisions of our charter relating to stockholder action without an annual or special meeting, the election, term or removal of directors, vacancies on the board of directors, and the limitation of liability of directors and officers, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class, shall be required.

Rights of Class B Common Stock

        The holders of our Class B common stock generally have the same rights and privileges as holders of our common stock, except that holders of Class B common stock do not have any voting rights other than those which may be provided by applicable law. Each share of Class B common stock is convertible, at the option of the holder, into one share of common stock if such share of Class B common stock is to be distributed, disposed of or sold by the holder in connection with any sale; provided, that such conversion is not inconsistent with any regulation, rule or other requirement of any governmental authority applicable to the holder.

Transfer Agent

        The transfer agent and registrar for our common stock is LaSalle Bank N.A.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

        This is a summary of certain United States federal income tax consequences relevant to holders of debentures. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes) or possible differing interpretations. The discussion below deals only with debentures held as capital assets by a holder who purchases debentures on original issue at the initial offering price and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding debentures in a tax-deferred or tax-advantaged account, or persons holding debentures as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes.

        We do not address all of the tax consequences that may be relevant to an investor in debentures. In particular, we do not address:

  •
  the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of debentures;

  •
  the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of debentures;

  •
  U.S. holders (as defined below) whose functional currency is not the United States dollar;

  •
  any state, local or foreign tax consequences of the purchase, ownership or disposition of debentures; or

  •
  any United States federal, state, local or foreign tax consequences of owning or disposing of our common stock.

        Persons considering the purchase of the debentures should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the debentures arising under the laws of any other taxing jurisdiction.

        A U.S. holder is a beneficial owner of the debentures who or which is:

  •
  a citizen or individual resident of the United States, as defined in section 7701(b) of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code");

  •
  a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate if its income is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (1) a United States court can exercise primary supervision over its administration, and (2) one or more United States persons have the authority to control all of its substantial decisions.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date, may also be treated as U.S. holders. A Non-U.S. holder is a beneficial owner of debentures other than a U.S. holder.

        We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the debentures and our common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of the Debentures

        In connection with the issuance of the debentures, our counsel, Goodwin Procter LLP, rendered an opinion, subject to customary assumptions and representations, that the debentures will be treated as indebtedness for United States federal income tax purposes and that the debentures will be subject to the special regulations governing contingent payment debt instruments (which we refer to as the "CPDI" regulations). Pursuant to the terms of the indenture, we agree, and by acceptance of a beneficial interest in a debenture each holder of a debenture will be deemed to have agreed, for United States federal income tax purposes, to treat the debentures as debt instruments that are subject to the CPDI regulations. In addition, under the indenture, each holder will be deemed to have agreed to treat the fair market value of our common stock received by such holder upon conversion or upon a purchase by us at the holder's option as a contingent payment and to accrue interest with respect to the debentures as original issue discount for United States federal income tax purposes according to the "noncontingent bond method," set forth in section 1.1275-4(b) of the Treasury Regulations, using the comparable yield (as defined below) compounded semiannually and the projected payment schedule (as defined below) determined by us.

        Recently, the Internal Revenue Service (which we refer to as the "IRS") issued Revenue Ruling 2002-31 and Notice 2002-36 addressing the United States federal income tax classification and treatment of instruments substantially similar, although not identical, to the debentures, and concluded that the instruments addressed in that published guidance were subject to the CPDI regulations. In addition, the IRS clarified various aspects of the potential applicability of certain other provisions of the Code to instruments addressed in that published guidance. However, Revenue Ruling 2002-31 is limited to its particular facts. In addition, no rulings have been sought or are expected to be sought from the IRS with respect to any of the United States federal income tax consequences discussed below. As a result, no assurance can be given that the IRS or a court will agree with the tax characterizations and the tax treatment described below. The remainder of this discussion assumes that the debentures are subject to the CPDI regulations. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures. In particular, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of the debentures into common stock, and might recognize capital gain or loss upon a taxable disposition of the debentures. Holders should consult their tax advisors concerning the tax treatment of holding the debentures.

Accrual of Interest on the Debentures

        Pursuant to the CPDI regulations, a U.S. holder will be required to accrue interest income on the debentures, in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will be required to include interest, which we refer to as tax original issue discount, in taxable income in each year in excess of the accruals on the debentures for non-tax purposes (i.e., in excess of the stated quarterly regular interest payments and any contingent interest payments) actually received in that year.

        The CPDI regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the debentures that equals:

  (1)
  the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period, and (ii) the comparable yield to maturity (as defined below) of the debentures, adjusted for the length of the accrual period;

  (2)
  divided by the number of days in the accrual period; and

  (3)
  multiplied by the number of days during the accrual period that the U.S. holder held the debentures.

        A debenture's issue price is the first price at which a substantial amount of the debentures is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments, as defined below, previously made on the debentures.

        Goodwin Procter LLP, our counsel, has advised us that the term "comparable yield" means the annual yield we would pay, as of the initial issue date, on a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to those of the debentures. Based in part on that advice, we intend to take the position that the comparable yield for the debentures is 5.62%, compounded semiannually. The precise manner of calculating the comparable yield is not entirely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, in such event, the projected payment schedule could differ materially from the projected payment schedule provided by us.

        The CPDI regulations require that we provide to U.S. holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the debentures. This schedule must produce the comparable yield. The projected payment schedule includes the stated quarterly regular interest payments, estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. In this connection, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment.

        The comparable yield and the schedule of projected payments will be set forth in the indenture. U.S. holders may also obtain the projected payment schedule by submitting a written request for such information to: Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965, Attention: Chief Financial Officer.

        For United States federal income tax purposes, a U.S. holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the debentures, unless such U.S. holder timely discloses and justifies the use of other estimates to the IRS. A U.S. holder that determines its own comparable yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

        The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. holder's interest accruals and adjustments thereof in respect of the debentures for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the debentures.

        Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the Debentures

        If, during any taxable year, a U.S. holder receives actual payments with respect to the debentures for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. holder will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of our common stock received upon conversion or purchase by us at your option.

        If a U.S. holder receives in a taxable year actual payments with respect to the debentures for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) first reduce the U.S. holder's interest income on the debentures for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. holder's interest income on the debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. A negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under section 67 of the Code. Any negative adjustment in excess of the amounts described in (a) or (b) will be carried forward to offset future interest income accruals in respect of the debentures or to reduce the amount realized on the sale, exchange, conversion, purchase by us at the U.S. holder's option or redemption of the debentures.

        If a U.S. holder purchases debentures at a discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment and the premium will be treated as a negative adjustment. The U.S. holder must reasonably allocate the adjustment over the remaining term of the debentures by reference to the accruals of original issue discount at the comparable yield or to the projected payments. It may be reasonable to allocate the adjustment over the remaining term of the debentures pro rata with the accruals of original issue discount at the comparable yield. You should consult your tax advisor regarding these allocations.

Sale, Exchange, Conversion or Redemption

        Generally, the sale or exchange of a debenture, purchase by us at your option, or the redemption of a debenture for cash, will result in taxable gain or loss to a U.S. holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the debentures includes the receipt of common stock upon conversion or upon a purchase by us at your option as a contingent payment with respect to the debentures. Accordingly, we intend to treat the receipt of our common stock by a U.S. holder upon the conversion of a debenture, or upon the U.S. holder's exercise of a put right where we elect to pay in common stock, as a contingent payment under the CPDI regulations. Under this treatment, conversion or such an exercise of the U.S. holder's put right also would result in taxable gain or loss to the U.S. holder. As described above, holders will generally be bound by our determination of the comparable yield and the schedule of projected payments.

        The amount of gain or loss on a taxable sale, exchange, conversion, purchase by us at your option or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, and (b) the U.S. holder's adjusted tax basis in the debenture. A U.S. holder's adjusted tax basis in a debenture will generally be equal to the U.S. holder's original purchase price for the debenture, increased by any interest income previously accrued by the U.S. holder (determined without regard to any adjustments to interest accruals described above, other than adjustments to reflect a discount or premium to the adjusted issue price, if any), and decreased by the amount of any projected payments, as defined above, previously made on the debentures to the U.S. Holder through such date (without regard to the actual amount paid). Gain recognized upon a sale, exchange, conversion, purchase by us at your option or redemption of a debenture will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

        A U.S. holder's tax basis in our common stock received upon a conversion of a debenture or upon a U.S. holder's exercise of a put right that we elect to pay in our common stock will equal the then current fair market value of such common stock. The U.S. holder's holding period for the common stock received will commence on the day immediately following the date of conversion or redemption.

Constructive Dividends

        If at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures were increased, such increase may be deemed to be the payment of a taxable dividend to holders of the debentures.

        For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness, or our assets, or an increase in the event of an extraordinary cash dividend may result in deemed dividend treatment to holders of the debentures, but generally an increase in the event of non-taxable stock dividends or the distribution of rights to subscribe for common stock would not be so treated.

Treatment of Non-U.S. Holders

        All payments on the debentures made to a Non-U.S. holder, including any payment of contingent interest, a payment in our common stock pursuant to a conversion or purchase by us at your option, and any gain realized on a sale, exchange, redemption or conversion of the debentures, will be exempt from United States federal income or withholding tax provided that: (i) such Non-U.S. holder does not own, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving interest described in section 881(c)(3)(A) of the Code, (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States; (iv) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the New York Stock Exchange); and (v) we are not a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code. We believe that we are not and do not anticipate becoming a "United States real property holding corporation." However, if a Non-U.S. holder were deemed to have received a constructive dividend (see "—Constructive Dividends" above), the Non-U.S. holder will generally be subject to United States federal withholding tax at a 30% rate on the taxable amount of such dividend, subject to reduction by an applicable treaty or upon the receipt of a Form W-8ECI from the Non-U.S. holder claiming that the deemed receipt of the constructive dividend is effectively connected with the conduct of a United States trade or business.

        The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a debenture certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a

United States person and provides its name and address or otherwise satisfies applicable documentation requirements. If a Non-U.S. holder of the debentures is engaged in a trade or business in the United States, and if interest on the debentures is effectively connected with the conduct of such trade or business, the Non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale, exchange, redemption or conversion of the debentures in the same manner as if it were a U.S. holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. holder is a foreign corporation, such Non-U.S. holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding Tax and Information Reporting

        Payments of principal, premium, if any, and interest (including tax original issue discount and a payment in common stock pursuant to a conversion or redemption of the debentures) on, and the proceeds of dispositions of, the debentures may be subject to information reporting and United States federal backup withholding tax if the U.S. holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A Non-U.S. holder may be subject to United States backup withholding tax on payments on the debentures and the proceeds from a sale or other disposition of the debentures unless the Non-U.S. holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against a U.S. holder's United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

        We originally issued the debentures in a private placement to the initial purchaser, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The debentures were resold by the initial purchaser in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by such initial purchaser to be qualified institutional buyers (as defined by Rule 144A under the Securities Act). The selling securityholders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to this prospectus any and all of the debentures and common stock issuable upon conversion of the debentures.

        Set forth below are the names of each selling securityholder, the principal amount of debentures that may be offered by such selling securityholder pursuant to this prospectus and the number of shares of common stock into which such debentures are convertible. Unless set forth below, none of the selling securityholders has indicated that it has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

        The following table sets forth information received by us on or prior to May 22, 2003. However, any or all of the debentures or common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of debentures or common stock that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which the information regarding their debentures was provided, in transactions exempt from the registration requirements of the Securities Act.

Name	Aggregate Principal Amount of Debentures at Maturity That May Be Sold	Percentage of Debentures Outstanding	Shares of Common Stock That May Be Sold (1)		Percentage of Common Stock Outstanding (2)
Advisory Convertible Arbitrage Fund (I) L.P.	$1,000,000	*	12,308		*
Allstate Life Insurance Company	500,000	*	6,154		*
Amaranth LLC	12,750,000	4.25%	156,923	(3)	*
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.	6,000,000	2.00%	73,846		*
Argent Classic Convertible Arbitrage Fund L.P.	2,600,000	*	32,000		*
Argent LowLev Convertible Arbitrage Fund LLC	1,000,000	*	12,308		*
Argent LowLev Convertible Arbitrage Fund Ltd.	5,800,000	1.93%	71,385		*
Bank Austria Cayman Islands, LTD	1,000,000	*	12,308		*
B.G.I. Global Investors c/o Forest Investment Management L.L.C.	833,000	*	10,252		*
Clinton Convertible Managed Trading Account I Limited	545,000	*	6,708		*
Clinton Multistrategy Master Fund, Ltd.	4,810,000	1.60%	59,200		*
Clinton Riverside Convertible Portfolio Limited	4,645,000	1.55%	57,169		*

Credit Suisse First Boston LLC	2,000,000	*	24,615	*
Forest Fulcrum Fund L.L.P.	2,181,000	*	26,843	*
Forest Global Convertible Fund Series A-5	9,441,000	3.15%	116,197	*
Forest Multi-Strategy Master Fund SPC, on behalf of Series F, Multi-Strategy Segregated Portfolio	1,038,000	*	12,775	*
Global Bermuda, LP	2,000,000	*	24,615	*
Guggenheim Portfolio Co. XV, LLC	1,000,000	*	12,308	*
JMG Convertible Investments, LP	12,250,000	4.08%	150,769	*
JMG Triton Offshore Fund, Ltd.	12,250,000	4.08%	150,769	*
KBC Convertible Arbitrage Fund	37,400,000	12.47%	460,308	2.14%
KBC Convertible MAC28 Ltd.	3,400,000	1.13%	41,846	*
KBC Financial Products USA Inc.	450,000	*	5,538	*
Lakeshore International, LTD	8,000,000	2.67%	98,462	*
LLT LIMITED	772,000	*	9,502	*
Lyxor Master Fund c/o Forest Investment Management LLC	6,050,000	2.02%	74,462	*
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	1,300,000	*	16,000	*
Man Convertible Bond Master Fund, Ltd.	9,688,000	3.23%	119,237	*
Melody IAM Ltd.	1,700,000	*	20,923	*
Merrill Lynch, Pierce, Fenner & Smith Incorporated	28,200,000	9.40%	347,077	1.62%
Partners Group Alternative Strategies PCC, Ltd.	200,000	*	2,462	*
Ramius Capital Group	500,000	*	6,154	*
Ramius, LP	200,000	*	2,462	*
Ramius Partners II, LP	450,000	*	5,538	*
RBC Alternative Assets LP c/o Forest Investment Management L.L.C.	788,000	*	9,698	*
RCG Baldwin, LP	700,000	*	8,615	*
RCG Halifax Master Fund, LTD	500,000	*	6,154	*
RCG Latitude Master Fund, LTD	4,925,000	1.64%	60,615	*
RCG Multi Strategy A/C, LP	500,000	*	6,154	*
RCG Multi Strategy A/C, LP	4,125,000	1.38%	50,769	*
RCG Multi Strategy Master Fund, LTD	400,000	*	4,923	*
RCG Multi Strategy Master Fund, LTD	100,000	*	1,231	*

Relay 11 Holdings c/o Forest Investment Management L.L.C.	394,000	*	4,849		*
Sagamore Hill Hub Fund LTD	23,000,000	7.67%	283,077		1.33
Sphinx Convertible Arbitrage c/o Forest Investment Management L.L.C.	203,000	*	2,498		*
St. Thomas Trading, Ltd.	15,812,000	5.27%	194,609		*
Sunrise Partners Limited Partnership	2,250,000	*	27,692	(4)	*
Thrivent Financial for Lutherans, as successor to Lutheran Brotherhood	500,000	*	6,154	(5)	*
Wachovia Securities International LTD	20,000,000	6.67%	246,154		1.16%
Xavex Convertible Arbitrage 2 Fund	200,000	*	2,462		*
Xavex Convertible Arbitrage #5	600,000	*	7,385		*
Zurich Master Hedge Fund c/o Forest Investment Management L.L.C.	1,300,000	*	16,000		*
All other holders of debentures or future transferees, pledgees, donees or successors of any such holders (6) (7)	41,750,000	13.92%	513,846		2.39%

Total	$300,000,000	100.00%	3,692,310		14.94%

*
Less than 1%

(1)
Assumes conversion of all of the holder's debentures at the initial conversion rate of 12.3077 shares of common stock per $1,000 principal amount at maturity of the debentures. However, this conversion rate will be subject to adjustment as described under "Description of Debentures—Conversion Rights—Base Conversion Rate Adjustments." As a result, the amount of common stock issuable upon conversion of the debentures may increase in the future.

(2)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 21,026,270 shares of common stock outstanding as of May 12, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

(3)
Does not include 12,900 shares of our common stock owned by Amaranth LLC in addition to the common stock into which such holder's debentures are convertible.

(4)
Does not include 11,800 shares of our common stock owned by Sunrise Partners Limited Partnership in addition to the common stock into which such holder's debentures are convertible.

(5)
Does not include 20,900 shares of our common stock owned by Thrivent Financial for Lutherans, As Successor to Lutheran Brotherhood in addition to the common stock into which such holder's debentures are convertible.

(6)
Information about other selling securityholders will be set forth in prospectus supplements, if required.

(7)
Assumes that any other holders of debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

        We prepared the above table based upon information furnished to us by the selling securityholders. It may be the case that the information provided is incomplete as of the date it was provided. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date on which the information is presented in the above table. Information about the selling securityholders may change over time. Any updated information that is brought to our attention will be set forth in prospectus supplements.

        Because the selling securityholders may offer all or some of their debentures or the underlying common stock from time to time, we cannot estimate the amount of the debentures or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

PLAN OF DISTRIBUTION

        The debentures and the common stock are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the debentures and the common stock covered by this prospectus.

        We will not receive any of the proceeds from the offering of debentures or the common stock by the selling securityholders. The selling securityholders, which term includes their transferees, pledgees, donees or successors in interest selling shares received from a named selling securityholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus, may sell all or a portion of the debentures and common stock beneficially owned by them and offered hereby from time to time on any exchange or automated interdealer quotation system on which the securities are listed or in the over-the-counter market on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. The selling securityholders may also make sales through put or call option transactions. Alternatively, any of the selling securityholders may from time to time offer the debentures or the common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the debentures and the common stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the debentures or common stock offered by them hereby will be the purchase price of such debentures or common stock less discounts and commissions, if any.

        The debentures and common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to prevailing market prices at the time of sale, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the debentures and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the debentures and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the debentures and underlying common stock short and deliver debentures and the underlying common stock to close out short positions, or loan or pledge debentures and the underlying common stock to broker-dealers that in turn may sell the debentures and the underlying common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell any or all of the debentures and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        Our common stock trades on the New York Stock Exchange under the symbol "AMG." We do not, however, intend to apply for listing of the debentures on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, we cannot assure you of the development of liquidity or of any trading market for the debentures.

        The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the debentures or the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the debentures or the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        The debentures were issued and sold in a private placement to the initial purchaser, which sold the debentures in February 2003 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers (as defined in Rule 144A under the Securities Act). We have agreed to indemnify the initial purchaser and each holder; each holder has agreed to indemnify us, the initial purchaser and each other holder; and the initial purchaser has agreed to indemnify us and each holder, against certain liabilities arising under the Securities Act.

        The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities with respect to the particular debentures and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

        We will use our reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (1) the sale pursuant to the registration statement of all the securities registered thereunder and (2) the expiration of the holding period applicable to such securities held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions in which case we may prohibit offers and sales of debentures and common stock pursuant to the registration statement to which this prospectus relates.

LEGAL MATTERS

        Certain legal matters relating to the validity of the debentures and the common stock issuable upon conversion has been passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements of Affiliated Managers Group, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or "SEC." You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website on the World Wide Web at http://www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, or "NYSE," which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed on the NYSE.

        We are "incorporating by reference" the information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. We consider the information incorporated by reference to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below. Additionally, we incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete (other than any portions of any such documents that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules).

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

  •
  Quarterly Report on Form 10-Q for the three months ended March 31, 2003.

  •
  Current Reports on Form 8-K dated February 21, 2003 and February 27, 2003.

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 7, 1997, and any amendment or report filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  Darrell W. Crate—Chief Financial Officer
  Affiliated Managers Group, Inc.
  600 Hale Street
  Prides Crossing, MA 01965
  (617) 747-3300

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

$300,000,000

Affiliated Managers Group, Inc.

Floating Rate Convertible Senior Debentures due 2033
and
Common Stock Issuable Upon
Conversion of the Debentures

PROSPECTUS

                         , 2003

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Affiliated Managers Group is paying all of the selling securityholders' expenses related to this offering. The following table sets forth the approximate amount of fees and expenses payable in connection with this Registration Statement and the distribution of the debentures and shares of common stock registered hereby. All of the amounts shown are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$25,014
Trustee's fees and expenses	$5,000
Accounting fees and expenses	$15,000
Legal fees and expenses	$50,000
Printing and engraving	$10,000
Miscellaneous	$986

Total	$106,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        In accordance with the General Corporation Law of the State of Delaware, Article VII of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Certificate provides that if the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

        Article V of the Company's Amended and Restated By-laws provides for indemnification, to the fullest extent authorized by the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended; provided that no such amendment shall reduce the level of indemnity provided prior to such amendment), by the Company of its directors, officers and certain non-officer employees under certain circumstances against expenses (including, among other things, attorneys' fees, judgments, fines, taxes, penalties and amounts reasonably paid in settlement) incurred in connection with the defense or settlement or any threatened, pending or completed legal proceeding (or any claim, issue or matter therein) in which any such person is involved by reason of the fact that such person is or was a director, officer or employee of the Company if such person acted in good faith and in a manner he or she has reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

        The Amended and Restated Stockholders' Agreement, filed as Exhibit 10.1 to the Company's registration statement on Form S-1 (File No. 333-34679) filed on August 29, 1997, as amended, provides for indemnification by the Company of certain stockholders of the Company and the controlling persons of such stockholders (several of whom are officers and directors of the Company) against certain liabilities arising under the securities laws in connection with sales of the Company's common stock by such stockholders pursuant to the registration rights granted to them under the Amended and Restated Stockholders' Agreement.

        The Company also carries standard directors' and officers' liability insurance covering its directors and officers.

ITEM 16. EXHIBITS

EXHIBIT NUMBER	EXHIBIT TITLE
4.1	Indenture between Affiliated Managers Group, Inc. and The Bank of New York, dated as of February 25, 2003 (1)
4.2	Registration Rights Agreement between Affiliated Managers Group, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of February 25, 2003 (1)
4.3	Form of Floating Rate Convertible Senior Debentures due 2033 (included in Exhibit 4.1)
5.1	Opinion of Goodwin Procter LLP, as to the legality of the securities (2)
8.1	Opinion of Goodwin Procter LLP, as to certain tax matters (2)
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges (2)
23.1	Consent of PricewaterhouseCoopers LLP (3)
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature pages hereto)
25.1	Statement of Eligibility of Trustee on Form T-1 (2)

(1)
Incorporated by reference to Exhibits 4.23 and 4.24, as applicable, to the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

(2)
Previously filed.

(3)
Filed herewith.

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 2nd day of June, 2003.

AFFILIATED MANAGERS GROUP, INC.
By:	/s/ DARRELL W. CRATE Darrell W. Crate Executive Vice President, Chief Financial Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* William J. Nutt	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	June 2, 2003
/s/ DARRELL W. CRATE Darrell W. Crate	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 2, 2003
* Sean M. Healey	President, Chief Operating Officer and Director	June 2, 2003

*
Richard E. Floor	Director	June 2, 2003
*
Stephen J. Lockwood	Director	June 2, 2003
*
Harold J. Meyerman	Director	June 2, 2003
*
Rita M. Rodriguez	Director	June 2, 2003
*
William F. Weld	Director	June 2, 2003
*By:	/s/ DARRELL W. CRATE Darrell W. Crate Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT TITLE
4.1	Indenture between Affiliated Managers Group, Inc. and The Bank of New York, dated as of February 25, 2003 (1)
4.2	Registration Rights Agreement between Affiliated Managers Group, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of February 25, 2003 (1)
4.3	Form of Floating Rate Convertible Senior Debentures due 2033 (included in Exhibit 4.1)
5.1	Opinion of Goodwin Procter LLP, as to the legality of the securities (2)
8.1	Opinion of Goodwin Procter LLP, as to certain tax matters (2)
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges (2)
23.1	Consent of PricewaterhouseCoopers LLP (3)
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature pages hereto)
25.1	Statement of Eligibility of Trustee on Form T-1 (2)

(1)
Incorporated by reference to Exhibits 4.23 and 4.24, as applicable, to the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

(2)
Previously filed.

(3)
Filed herewith.